                                                               Exhibit 99.1


FOR IMMEDIATE RELEASE
January 25, 1994

Contact:  Ellen H. Orsburn
          Director, Corporate Communications
          (713) 739-5423
COOPER REPORTS SHARE EARNINGS FOR 1993, INDICATES 25% DECLINE FOR 1994
HOUSTON, Jan. 25 -- Fully diluted share earnings for Cooper Industries, Inc. (NYSE-CBE) for 1993 rose to $2.75, compared with $2.71 in 1992 before the cumulative effects of changes in accounting principles. Net income was $367.1 million, compared with income of $361.3 million in 1992 before the cumulative effects of the accounting changes. Revenues for 1993 rose to $6.3 billion from $6.1 billion the previous year.
         For the quarter ended December 31, 1993, net income increased to $102.2 million, or 77 cents a fully diluted share, compared with net income of $96.3 million, or 73 cents a share, in the same quarter of 1992. Revenues were $1.6 billion for the last quarter of both years.
         Chairman and Chief Executive Officer Robert Cizik said the company's performance reflected the slow-paced recovery in many of its markets and the depressed state of the oil and gas industry. As a result, overall operating earnings in 1993 were relatively unchanged from the previous year.
         Improvements in the business segments serving stronger markets -- Electrical Products, Tools & Hardware, and Automotive Products -- offset the impact of deterioration in demand for, and prices of, oil and gas production and transmission equipment and electrical power transformers. In addition, earnings were aided by lower interest expense and improved margins in some product lines resulting from cost management and productivity improvement actions, Cizik said.

COOPER INDUSTRIES, INC.



         "For 1994, we anticipate a significant decline in earnings. At present, we estimate that share earnings could be down by as much as 25 percent. The projected drop in share earnings is entirely due to a downturn in our Petroleum & Industrial Equipment segment. The impact of this decline will more than exceed the earnings improvements we expect in our Electrical Products and Tools & Hardware segments and the anticipated steady performance of our Electrical Power Equipment and Automotive Products operations," Cizik said.
         The primary cause of the decline in the Petroleum & Industrial Equipment segment's results is the recent drop in oil prices and its impact on worldwide exploration and production projects, which is affecting demand for Cooper's wellhead production equipment. This is being compounded by the impact of a normal, cyclical downturn in gas compression projects. As a result, operating earnings for the segment could decline by about 75 percent in 1994, he said.
         "Through diversification, we have changed the mix of the businesses we operate and the markets we serve. Nevertheless, Cooper continues to be influenced by the cyclicality of energy equipment demand. In 1991, these same operations led Cooper to record share earnings. Now, they are experiencing a setback," Cizik explained.
         Cooper's energy equipment businesses are responding to the latest downturn with facility consolidations and cost adjustments. These will soften the impact of the current downturn and improve the company's ability to participate profitably in a turnaround when it occurs, Cizik noted.

COOPER INDUSTRIES, INC.



         "On the other hand, we're optimistic about the near-term prospects for our other segments. With modest improvement in the North American economy and no further decline in the European market, our Electrical Products and Tools & Hardware segments should continue to do well," he said.
         No improvement is expected in the Electrical Power Equipment segment because of sluggish demand and aggressive industry pricing, but that business should benefit from operational realignments and asset revaluations accomplished during the past year. The Automotive Products segment is expected to maintain margins at current levels.
         "Although 1994 will be a year of diminished earnings for the company, Cooper's fundamental competitive position will continue to improve. Over the last two years, we have used nonrecurring gains to accelerate management programs that are improving productivity and long-term profitability. We expect to realize significant benefits from these programs in 1995 and beyond. In addition, Cooper will continue to pursue expansion by acquisition, reinvesting our cash flow for share earnings growth," Cizik explained.
         "Over the longer term, the improvements made in Cooper's continuing operations, the actions taken to revitalize and realign the company over the past two years, and a possible boost from strategic acquisitions should improve Cooper's competitive position in the constantly changing worldwide marketplace," he concluded.
         Cooper Industries is a diversified, worldwide manufacturer of electrical products, electrical power equipment, tools and hardware, automotive products, and petroleum and industrial equipment.
         Comparisons of 1993 and 1992 fourth-quarter and year-end results follow.

COOPER INDUSTRIES, INC.





                                            Three Months Ended December 31,
                                            -------------------------------
                                               1993                 1992
                                             --------             ---------
                                               (millions except shares)

Revenues                                     $1,598.5              $1,636.1

Costs and Expenses:

   Cost of sales                              1,064.7               1,096.4
   Depreciation and amortization                 73.2                  81.5
   Selling and administrative                   262.7                 268.1
   Interest expense                              21.4                  27.2
                                             --------              --------
                                              1,422.0               1,473.2
                                             --------              --------

Income before Income Taxes                      176.5                 162.9

Income Taxes                                     74.3                  66.6
                                             --------               -------

Net Income                                      102.2                  96.3

Preferred Dividends                              13.3                  13.2
                                             --------              --------

Net Income Applicable to Common Stock        $   88.9              $   83.1
                                             ========              ========

Net Income Per Common Share:

   Primary                                       $.78                  $.73
   Fully Diluted(1)                              $.77                   .73

Shares Utilized in Computation of
   Net Income Per Common Share:

   Primary                                114,647,000           113,936,000
   Fully Diluted(1)                       132,999,000           132,288,000

(1) The computation of fully diluted earnings per share assumes the conversion of the 7% debentures and the $1.60 Preferred to Common stock. As a result, interest on the debentures, net of tax, is added back to net income, and the Preferred dividends are not deducted in this computation.

COOPER INDUSTRIES, INC.


                                              Twelve Months Ended December 31,
                                              --------------------------------
                                                  1993              1992(1)
                                                --------           --------
                                                 (millions except shares)
Revenues                                        $6,273.8           $6,133.9

Costs and Expenses:

   Cost of sales                                 4,233.6            4,139.6
   Depreciation and amortization                   302.8              289.1
   Selling and administrative                    1,012.9              977.1
   Interest expense                                 99.1              115.6
   Nonrecurring income                            (273.8)             (24.6)
   Nonrecurring expense                            273.8               57.0
                                                --------           --------
                                                 5,648.4            5,553.8
                                                --------           --------

Income before income taxes and
   cumulative effect of changes
   in accounting principles                        625.4              580.1

Income Taxes                                       258.3              218.8
                                                --------           --------

Income before cumulative effect of
   changes in accounting principles                367.1              361.3

Cumulative effect on prior years of
   changes in accounting principles                   --             (590.0)
                                                --------           --------

Net Income (Loss)                                  367.1             (228.7)

Preferred Dividends                                 53.1               52.8
                                                --------           --------

Net Income (Loss) Applicable to Common Stock    $  314.0          ($  281.5)
                                                ========          =========

Net Income Per Common Share:

   Primary -
      Income before cumulative effect of
        changes in accounting principles           $2.75              $2.71
      Cumulative effect on prior years
        of changes in accounting principles           --              (5.19)
                                                   -----             ------
      Net Income (Loss)                            $2.75             ($2.48)
                                                   =====             ======

   Fully Diluted -
      Income before cumulative effect of
        changes in accounting principles           $2.75              $2.71
      Cumulative effect on prior years of
        changes in accounting principles              --              (5.19)
                                                   -----             ------
      Net Income (Loss)                            $2.75             ($2.48)
                                                   =====             ======

Shares Utilized in Computations of
   Net Income Per Common Share:

   Primary                                   114,201,000        113,830,000
   Fully Diluted                             114,201,000        113,830,000

(1) Certain amounts have been reclassified to be consistent with 1993's presentation.